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                                                                 EXHIBIT 23.4(C)

To the Board of Directors
and Shareholders of
FPS Power Systems Oy Ab

     We consent to the inclusion of our report dated March 15, 1996 with respect to the balance sheets of FPS Power Systems Oy Ab as of December 31, 1994 and 1995 and September 30, 1995, and the related statements of income and of cash flows for each of the years in the three-year period ended December 31, 1995 and the nine months ended September 30, 1995, which report appears in the registration statement on Form S-4 of Exide Electronics Group, Inc. and to the reference to our firm under the heading "Experts" in the prospectus.

KPMG WIDERI OY AB
Helsinki, Finland


May 7, 1996


Sixten Nyman
Authorized Public Accountant